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     Exhibit 99.1
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Toronto - (Business Wire) - January 15, 2001 - Officeland Inc. (OTCBB;OFLD.BB)
announced today that its Board of Directors had decided on Friday, January 12, 2001 to voluntarily surrender all of the tangible and intangible assets of its wholly-owned subsidiaries to its secured lender. The three subsidiaries are:
Eastern Equipment Brokers Inc., of Beacon Falls, Connecticut, The Wholesale Group located in Anaheim, California and Telecom Corporation located in Wauconda, Illinois. This voluntary surrender is being made in accordance with the provisions of the Uniform Commercial Code as applicable in the States of Connecticut, California and Illinois. The Company had announced on January 9, 2001 that it had surrendered only the tangible assets of its California and Illinois subsidiaries, but following further intensive review of its options, the Board of Directors decided that the Company did not have the financial resources needed to proceed with any alternative course of action.

Officeland Inc. of Ontario, Canada, the parent company, had earlier filed a Notice of Intent to make a Proposal in the Canadian Federal Court. The Company expects to make further announcements as warranted.



CONTACT:    Officeland Inc., Toronto
            Ajit Hutheesing, 416/736-4000
            Chairman of the Board